Exhibit 10.H

OFFICERS AND KEY EMPLOYEES

SUPPLEMENTAL RETIREMENT PLAN OF

CARPENTER TECHNOLOGY CORPORATION

Restated December 9, 1993

As amended through January 1, 2004

INTRODUCTION

The Officers’ Supplemental Retirement Plan of Carpenter Technology Corporation (“OSRP”) was authorized by the Board of Directors of Carpenter Technology Corporation to be applicable effective January 1, 1983 to pay supplemental pension benefits to certain corporate and division officers of the Company who qualify for benefits under the General Retirement Plan for Employees of Carpenter Technology Corporation. Following the expansion of the related employee deferred compensation plan to include “officers and key employees,” this Plan and its title were amended to recognize the expanded population under the employee deferred compensation plan. Effective January 1, 2004, the former OSRP was amended to be the Officers and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation.

All benefits payable under this Plan shall be paid out of the general assets of the Company.

Article I - Definitions

1.01 “Benefits” shall mean the supplemental retirement benefits payable pursuant to this Plan.

1.02 “Company” shall mean Carpenter Technology Corporation.

1.03 “Earnings” shall mean “earnings” as determined under the General Retirement Plan but also including any amounts deferred pursuant to the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation.

1.04 “Effective Date” shall mean January 1, 1983.

1.05 “General Retirement Plan” or “GRP” shall mean the Corporation’s “General Retirement Plan for Employees of Carpenter Technology Corporation” as in effect on the last date of a Participant’s employment with the Corporation as a participant under the General Retirement Plan.

1.06 “Adjusted GRP Benefit” shall mean the gross amount of benefits payable to or on account of the Participant as calculated under the General Retirement Plan (disregarding any reduction in the amount of benefits under the General Retirement Plan attributable to any provision therein incorporating limitations imposed by section 415 of the Internal Revenue Code of 1986, and the regulations thereunder, as amended).

1.07 “Participant” shall mean any person included in the participation of the Plan as provided in Article 2.

1.08 “Pension Board” shall mean the Pension Board as defined in the General Retirement Plan.

1.09 “Plan” shall mean the Officers and Key Employees Supplemental Retirement Plan of Carpenter Technology Corporation, as described herein or as hereafter amended, and the predecessor Officers’ Supplemental Retirement Plan of Carpenter Technology Corporation.

Article 2 - Participation

2.01 Every Company or subsidiary employee who is a Participant in both the General Retirement Plan and the Deferred Compensation Plan for Officers and Key Employees of Carpenter Technology Corporation shall become a Participant in this Plan simultaneously with participation in said Deferred Compensation Plan.

2.02 A Participant’s participation in the Plan shall terminate if the Participant’s employment with the Company (or subsidiary) terminates unless at that time the Participant is entitled to a pension pursuant to the General Retirement Plan.

2.03 A Participant shall become entitled to Benefits hereunder only upon retirement, death or other termination of employment with the Company and provided a benefit is payable to or on the Participant’s account under the General Retirement Plan.

Article 3 - Amount and Payment of Benefits

3.01 The Benefits shall be payable by the Company coincident with, and to the same recipient, as shall, in the opinion of the Pension Board, be entitled to receive pension, co-pension, and/or Surviving Spouse benefits under the General Retirement Plan. Any such Benefits shall be payable from the general assets of the Company. The Benefits under this Plan shall be payable under the same terms and conditions as the benefits payable to or on account of a Participant under the General Retirement Plan.

3.02 The amount of any Benefits payable to or on account of a Participant pursuant to this Plan shall, before any modification necessary to conform to the provisions of Section 3.01, be equal to:

(a) the Adjusted GRP Benefit (but calculated using Earnings as defined in Section 1.03 herein to modify the definition of “earnings” contained in the General Retirement Plan), minus

(b) the Adjusted GRP Benefit.

3.03 If a Participant is reemployed by the Company after having been retired and receiving a pension or after having terminated the Participant’s employment with the Company for any other reason, the monthly payments under the Plan shall be discontinued and, upon subsequent retirement or termination of employment with the Company, the Participant’s Benefits, if any, under the Plan shall be recomputed in accordance with Sections 3.01 and 3.02 and any Benefits derived therefrom shall again become payable to such Participant in accordance with the provisions of the Plan.

Article 4 - Administration and Claims

4.01 The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Pension Board. The expenses of the Pension Board shall be paid directly by the Company.

4.02 The claims procedures established under the General Retirement Plan shall be utilized herein.

Article 5 - General Provisions

5.01 The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant or other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any Participant and to treat the Participant without regard to the effect which such treatment might have upon the Participant as a Participant in the Plan.

5.02 The Company shall have the right to deduct from each payment to be made under the Plan any required withholding taxes.

5.03 Subject to any applicable law, no Benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such Benefits be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.04 The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

5.05 The masculine pronoun shall mean the feminine wherever appropriate.

Article 6 - Amendment or Termination

6.01 The Board of Directors of the Company or, when so designated by such Board, the Human Resources Committee or its designee reserves the right to modify or to amend, in whole or in part, or to terminate, this Plan at any time. However, no modification, amendment or termination of the Plan shall adversely affect the right of any Participant to receive the Benefits granted under the Plan by such Board of Directors in respect of such Participant as of the date of modification, amendment or termination.

Article 7 - Binding Effect

7.01 This Plan shall be a binding obligation upon and shall inure to the benefit of the Company, its successors and assigns and the Participants and their beneficiaries, executors, administrators and legal representatives.